Exhibit 99.1

News Announcement

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS THIRD QUARTER INCOME FROM
OPERATIONS OF $155.8 MILLION AND ADJUSTED EBITDA AFTER MASTER
LEASE PAYMENTS OF $114.5 MILLION

- All Three Operating Segments Generate Continued

Improvements to Industry Leading Adjusted EBITDA Margins -

WYOMISSING, PA (November 1, 2018) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”) today announced financial results for the three and nine months ended September 30, 2018, and provided 2018 fourth quarter and updated full year guidance.

Timothy J. Wilmott, Chief Executive Officer, commented: “Penn National generated record third quarter income from operations, led by our Las Vegas properties and the West region overall, despite facing increased competitive pressures in Illinois and Mississippi.  Our operating teams continued to execute against our margin improvement initiatives as the company drove further adjusted EBITDA margin improvements across all three operating segments by an average of 115 basis points, to 29%, with 17 of 23 gaming properties delivering improved margins,” said Mr. Wilmott.

2018 Third Quarter Financial Highlights:

•                  Net revenues of $789.7 million;

•                  Income from operations of $155.8 million, up 8.4%;

•                  Adjusted EBITDA of $229.7 million, up 2.0%;

•                  Adjusted EBITDA after master lease payments of $114.5 million, up 3.4%;

•                  Adjusted EBITDA margins increased by 115 basis points, to 29.1%, with 17 of 23 gaming operations delivering improved margins; and

•                  Traditional debt decreased by $25.5 million during the quarter.  As of September 30, 2018, traditional net debt ratio declined to 1.77x and gross and net leverage inclusive of master lease obligations declined to 5.17x and 4.90x, respectively.

Pinnacle Acquisition

Mr. Wilmott continued, “On October 15, we completed our acquisition of Pinnacle Entertainment. This transformational merger further enhances Penn National’s position as North America’s leading regional gaming operator, and expands our diverse portfolio to 40 gaming, entertainment and racing properties in 18 jurisdictions, with more than five million active customers in our player rewards database.  The acquisition is expected to be substantially accretive to Penn National’s free cash flow per share in the first year after closing,  and we are expecting to achieve a run rate of more than $30 million of our two-year, $100 million cost synergy target by the end of the fourth quarter.  We remain highly  confident in our ability to realize all of our identified cost synergies, and we expect to generate new revenue synergies through leveraging one of the industry’s largest active player databases to take advantage of the continued expansion of sports wagering, iGaming, and our social gaming platform,” said Mr. Wilmott.

“With the expected significant free cash flow to be generated from our expanded base of operations, we are well-positioned to embark on an active leverage reduction program while pursuing accretive strategic growth investments, as well as evaluating opportunistic returns of capital to shareholders through our current share repurchase authorization, which has approximately $75 million remaining through next February.”

Recent Development Activity

“In Louisiana, we anticipate that our previously announced acquisition of the operations of Margaritaville Resort Casino in Bossier City (“Margaritaville”) will close by the end of the year, subject to final regulatory approvals,” continued Mr. Wilmott.

“Simultaneous with the closing of this $115 million transaction, we will be entering into a triple net lease agreement with VICI Properties Inc. (“VICI”) for certain real property assets of Margaritaville. We are pleased to partner with VICI to structure this tuck-in acquisition of the market’s newest casino resort.  With a purchase multiple of 5.5x trailing twelve months adjusted EBITDA, which we expect to drive below 4.5x after synergies, this acquisition is consistent with our criteria for transactions that are accretive to free cash flow through synergy realization and strategically expand Penn National’s presence in key markets.

“In Pennsylvania, we filed our application with the Pennsylvania Gaming Control Board (“PGCB”) in mid-September for Hollywood Casino York, the Company’s first Category 4 satellite gaming facility, to be located at the York Galleria Mall in Springettsbury Township.

“The development of Hollywood Casino York will represent a total investment of nearly $120 million, including the slots and table games license fees. Hollywood Casino York will initially open with approximately 500 slot machines and 20 tables games, and has the capacity to accommodate up to 750 slot machines and 40 table games. The facility will feature a casual dining restaurant; a sports and race book for sports betting and simulcast wagering; a small entertainment lounge; and a ‘grab-and-go’ eatery. Construction is anticipated to be completed 12-18 months following receipt of all requisite approvals, including final licensing by the PGCB.

“Yesterday, we announced that we filed our application with the PGCB for Hollywood Casino Morgantown, our second Category 4 satellite gaming facility.  The 80,000 square foot facility will be built on a vacant 36-acre site in Caernarvon Township, Berks County, near the intersections of I-76 and I-176.  Hollywood Casino Morgantown will feature 750 slot machines and 30 table games, with the ability to accommodate an additional 10 table games.  The facility will offer a sports and race book, a signature restaurant, an entertainment lounge, and a food court.  Our total investment in

Hollywood Casino Morgantown will be approximately $111 million, including the slots and table games license fees.  With easy access to multiple major arteries, Hollywood Casino Morgantown is ideally situated to generate new revenues from the more densely populated suburbs to the west of Philadelphia, while further protecting our existing market share at Hollywood Casino at Penn National Race Course. We anticipate that the proposed development could take approximately 18 months from the receipt of all permits, approvals and entitlements.

“On the sports betting front, we began taking live wagers at our Mississippi properties in August, and at Hollywood Casino at Charles Town Races in West Virginia in September.  We look forward to implementing sports betting in Pennsylvania later this year, as well as real money iGaming in the first quarter on 2019.  Meanwhile, as the nation’s largest regional gaming operator, we’re actively exploring strategic relationships with several sports wagering and iGaming operators as well as leading media companies and content providers,” said Mr. Wilmott.

Continued Debt Reduction and Fixed Rate Capital Structure

“We reduced traditional net debt by approximately $70 million in the third quarter and by $164 million year to date from cash flows from operations, and ended the third quarter with net leverage inclusive of master lease obligations of 4.90x.  Following the completion of all announced transactions, the Company will continue to target a net adjusted leverage ratio of 5.0x to 5.5x,” said Mr. Wilmott.

“The Company’s lease obligations, which continue to be fully tax deductible and not subject to exposure to rising interest rates, are subject to variable rent resets based on the trailing five year and two year average net revenues of the facilities in the Penn National master lease and the Pinnacle amended master lease, respectively.  November 1st will be the first reset for the Penn National master lease and we anticipate a net annual rent reduction of approximately $6 million after annual escalator calculations.

“With significant near- and long-term economic benefits to be derived from the recently completed Pinnacle transaction, our focus on leverage and prudent management of our capital structure and our expanding presence in key new markets, we remain confident in our future prospects as we successfully execute a well-balanced strategic plan to create value for our shareholders,” concluded Mr. Wilmott.

Summary of Third Quarter Results

	Three Months Ended September 30,
(in millions, except per share data)	2018 Actual	2018 Guidance (3)	2017 Actual
Net Revenues	$789.7	$807.1	$806.2
Net income	$36.1	$40.8	$789.3
Adjusted EBITDA (1) (2)	$229.7	$231.9	$225.2
Less: Master Lease payments	115.2	115.9	114.5
Adjusted EBITDA after Master Lease payments (1) (2)	$114.5	$116.0	$110.7

Diluted earnings per common share	$0.38	$0.44	$8.43

(1)         During the first quarter of 2018, the Company changed its definition of Adjusted EBITDA to exclude preopening costs, significant transaction costs and the variance between our budgeted and actual costs incurred on cash-settled stock based awards.  See Note 2 below for the components of the definition.  We believe these changes will enhance comparability with our competitors’ definition of Adjusted EBITDA.  Prior period results were reclassified to conform to the current period presentation.

(2)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards, preopening and significant transaction costs and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of the non-operating items added back for our joint venture in Kansas Entertainment, LLC (“Kansas Entertainment” or “Kansas JV”).  Adjusted EBITDA excludes payments pursuant to the Company’s Master Lease (the “Master Lease”) with Gaming and Leisure Properties, Inc. (“GLPI”), as the transaction was accounted for as a financing obligation.  See below for reconciliation of the difference between guidance and actual for the current quarterly period, as well as the reconciliation of GAAP to Non-GAAP measures for additional information.

(3)         The guidance figures in the table above present the guidance Penn National provided on July 26, 2018 for the three months ended September 30, 2018.

Review of Third Quarter 2018 Results vs. Guidance

	Three Months
	Ended
	September 30, 2018
	Pre-tax	After-tax
	(in thousands) (unaudited)

Income, per guidance (1)	$53,499	$40,812

Adjusted EBITDA variances:
Unfavorable operating segment variance	(6,393)	(5,110)
Favorable unusual accounting adjustments and decreases in property level reserves	2,275	1,818
Estimated negative impact from Hurricane Gordon	(194)	(155)
Other variance, mainly due to Corporate overhead	2,146	1,656
Total adjusted EBITDA variances	(2,166)	(1,791)

Depreciation and amortization expense variance	1,547	1,237
Loss on sale of assets variance	(3,140)	(2,424)
Reclassification of AOCI to net income for the discontinuance of the Casino Rama management contract	(1,453)	(1,122)
Cash-settled stock-based awards variance	1,692	1,306
Pre-opening costs	(5,187)	(4,004)
Other variance	403	321
Tax variance	—	1,790
Income, as reported	$45,195	$36,125

(1)         The guidance figure in the table above presents the guidance Penn National provided on July 26, 2018 for the three months ended September 30, 2018.

Financial Guidance for the Fourth Quarter and Full Year 2018

Reflecting the current operating and competitive environment, the table below sets forth full year and fourth quarter 2018 guidance targets for the Company inclusive of projected results from the Pinnacle properties acquired on October 15, 2018.  The financial results are based on the following assumptions:

•                  Corporate overhead expenses, net of allocations, of $81.1 million, with $24.9 million to be incurred in the fourth quarter;

•                  Transaction related costs of approximately $97.2 million (including non-cash debt issuance write-offs of $4.6 million), which is comprised of employee termination benefits, investment banking fees, debt financing costs and other costs;

•                  Depreciation and amortization charges of $242.3 million, with $66.5 million in the fourth quarter;

•                  Rent payments (which continue to be fully tax deductible) to GLPI of $536.7 million, with $189.7 million in the fourth quarter;

•                  Maintenance capital expenditures of $107.0 million, with $52.1 million in the fourth quarter;

•                  Cash interest on traditional debt of $70.0 million, with $19.1 million in the fourth quarter;

•                  Interest expense of $548.0 million, with $201.5 million in the fourth quarter, inclusive of interest expense related to the Master Lease financing obligations with GLPI;

•                  Interest expense includes the impact of the five-year variable rent reset related to the Master Lease effective November 1, 2018, which reduces 2018 annual rent by $1.9 million;

•                  Interest expense also includes $0.9 million related to the maximum escalation that is projected to be incurred at the conclusion of year five of the Master Lease on October 31, 2018;

•                  Cash taxes of $15.5 million, with $(8.3) million in the fourth quarter;

•                  Our share of non-operating items (such as depreciation and amortization expense) associated with our Kansas JV will total $5.1 million, with $1.3 million to be incurred in the fourth quarter;

•                  Estimated non-cash stock compensation expenses of $11.7 million, with $2.8 million to be incurred in the fourth quarter;

•                  LIBOR is based on the forward yield curve;

•                  A diluted share count of approximately 121.6 million, 117.4 million and 101.5 million at December 31, 2018 and for the fourth quarter and full year, respectively; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, recent consumer trends, economic conditions, oil prices, competitive landscape (other than listed above) or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending December 31,		Full Year Ending December 31,
	2018 Guidance	2017 Actual (1)	2018 Revised Guidance	2018 Prior Guidance (2)	2017 Actual (1)
	(in millions, except per share data)
Net revenues	$1,149.1	$769.0	$3,581.8	$3,219.0	$3,148.0

Net income	$(48.8)	$(338.0)	$86.7	$164.1	$473.5
Income tax provision	(7.8)	252.1	32.2	51.0	(498.5)
Other	26.0	0.6	31.3	3.5	26.2
Income from unconsolidated affiliates	(5.6)	(4.3)	(22.4)	(22.0)	(18.7)
Interest income	(0.2)	(0.4)	(1.0)	(0.9)	(3.6)
Interest expense	201.5	116.8	548.0	468.5	466.8
Income from operations	$165.1	$26.8	$674.8	$664.2	$445.7
Rent expense under the Meadows Lease	5.5	—	5.5	$—	$—
Loss on disposal of assets	0.1	0.1	3.3	0.2	0.2
Provision for loan losses and impairment losses (loan loss recovery)	—	77.9	(16.4)	(16.4)	107.8
Insurance recoveries	—	(0.3)	—	—	(0.3)
Charge for stock compensation	2.8	1.9	11.7	11.6	7.7
Contingent purchase price	0.3	10.0	2.0	2.1	(6.8)
Cash-settled stock award variance	—	10.6	(1.4)	0.3	23.5
Pre-opening and signifcant transaction costs	71.2	5.1	88.4	12.0	9.7
Depreciation and amortization	66.5	61.4	242.3	235.1	267.0
Income from unconsolidated affiliates	5.6	4.3	22.4	22.0	18.7
Non-operating items for Kansas JV	1.3	1.3	5.1	5.1	5.9
Adjusted EBITDAR	$318.4	$199.1	$1,037.7	$936.2	$879.1
Lease payments (3)	(189.7)	(114.5)	(536.7)	(461.7)	(455.4)
Adjusted EBITDAR, after Lease payments	$128.7	$84.6	$501.0	$474.5	$423.7

Diluted earnings per common share	$(0.40)	$(3.72)	$0.90	$1.75	$5.07

(1)         The guidance table above includes prior period actual performance for the comparative period.

(2)         The guidance figures in the table above present the guidance Penn National provided on July 26, 2018.

Represents cash payments made to landlords to utilize real estate in our casino operations.  This amount is inclusive of operating leases, such as the Meadows Lease.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Three Months Ended September 30,		Three Months Ended September 30,		Three Months Ended September 30,
	2018	2017	2018	2017	2018	2017
Northeast (1)	$398,818	$401,818	$113,739	$106,575	$128,910	$127,644
South/West (2)	152,988	160,153	31,019	4,772	38,910	35,046
Midwest (3)	227,907	232,051	62,303	60,005	77,760	76,044
Other (4)	9,938	12,225	(51,218)	(27,689)	(15,881)	(13,516)
Total	$789,651	$806,247	$155,843	$143,663	$229,699	$225,218

	NET REVENUES		INCOME FROM OPERATIONS		ADJUSTED EBITDA
	Nine Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017	2018	2017
Northeast (1)	$1,235,973	$1,200,382	$351,176	$317,327	$397,844	$384,094
South/West (2)	477,653	453,123	122,257	51,952	130,608	106,436
Midwest (3)	688,452	685,236	191,466	180,818	237,923	229,640
Other (4)	30,571	40,193	(155,167)	(131,158)	(47,024)	(40,103)
Total	$2,432,649	$2,378,934	$509,732	$418,939	$719,351	$680,067

(1)         The Northeast reportable segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, and Plainridge Park Casino.  It also includes the Company’s Casino Rama management service contract (which terminated on July 18, 2018).  During the three and nine months ended September 30, 2018, net revenues were $3.9 million and $46.8 million higher, respectively, due to reimbursable costs associated with our management service contract for Casino Rama following the implementation of the new revenue accounting standard effective January 1, 2018.

(2)         The South/West reportable segment consists of the following properties: Zia Park Casino, Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, the M Resort, Tropicana Las Vegas, and 1st Jackpot Casino Tunica (f/k/a Bally’s Casino Tunica) and Resorts Casino Tunica, which were acquired on May 1, 2017.

(3)         The Midwest reportable segment consists of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino Lawrenceburg, Hollywood Casino St. Louis, Prairie State Gaming, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.

(4)         The Other category consists of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn National’s social gaming initiatives, including Rocket Speed, Inc.

The Other category also includes the Company’s corporate overhead costs, which were $18.9 million and $56.3 million and $17.6 million and $53.5 million for the three and nine months ended September 30, 2018 and 2017, respectively.

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Net income	$36,125	$53,988	$45,437	$(338,060)	$789,340
Income tax provision (benefit)	9,070	15,242	15,689	252,134	(759,064)
Other	1,746	2,627	878	628	236
Income from unconsolidated affiliates	(5,696)	(5,734)	(5,361)	(4,321)	(4,781)
Interest income	(246)	(241)	(249)	(367)	(304)
Interest expense	114,844	115,873	115,740	116,761	118,236
Income from operations	$155,843	$181,755	$172,134	$26,775	$143,663
Loss (gain) on disposal of assets	3,220	(52)	55	70	96
Charge for stock compensation	2,915	3,003	2,929	1,953	1,853
Contingent purchase price	407	202	1,134	9,953	(20,716)
Cash-settled stock award variance	(1,692)	7,800	(7,462)	10,632	1,583
Pre-opening and significant transaction costs	5,187	5,879	6,093	5,138	1,848
Recovery/provision for loan loss and unfunded loan commitments to the JIVDC and impairment losses (1)	—	(16,985)	618	77,858	24,317
Depreciation and amortization	56,852	58,559	60,390	61,374	66,483
Insurance recoveries	—	(68)	—	(289)	—
Income from unconsolidated affiliates	5,696	5,734	5,361	4,321	4,781
Non-operating items for Kansas JV	1,271	1,279	1,294	1,296	1,310
Adjusted EBITDA	$229,699	$247,106	$242,546	$199,081	$225,218
Master Lease payments	(115,240)	(115,916)	(115,874)	(114,532)	(114,489)
Adjusted EBITDA, after Master Lease payments	$114,459	$131,190	$126,672	$84,549	$110,729

(1)         A loan loss recovery of $17.0 million was recorded during the three months ended June 30, 2018 on the sale of our Jamul loan.  This compared with provisions of $77.9 million, $6.3 million and $5.6 million for the three months ended December 31, 2017, September 30, 2017 and June 30, 2017, respectively.  Goodwill impairment charges of $18.0 million were also recorded for the three months ended September 30, 2017.

	Nine Months Ended
	September 30,
	2018	2017
Net income	$135,550	$811,523
Income tax provision	40,001	(750,641)
Other	5,251	25,592
Income from unconsolidated affiliates	(16,791)	(14,350)
Interest income	(736)	(3,185)
Interest expense	346,457	350,000
Income from operations	$509,732	$418,939
Loss on disposal of assets	3,223	103
Charge for stock compensation	8,847	5,827
Contingent purchase price	1,743	(16,794)
Cash-settled stock award variance	(1,354)	12,839
Pre-opening and significant transaction costs	17,159	4,593
Recovery/provision for loan loss and unfunded loan commitments to the JIVDC and impairment losses	(16,367)	29,952
Depreciation and amortization	175,801	205,688
Insurance recoveries	(68)	—
Income from unconsolidated affiliates	16,791	14,350
Non-operating items for Kansas JV	3,844	4,570
Adjusted EBITDA	$719,351	$680,067
Master Lease payments	(347,030)	(340,907)
Adjusted EBITDA, after Master Lease payments	$372,321	$339,160

Reconciliation of Comparable GAAP Financial Measures To

Adjusted EBITDA By Segment

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

Three Months Ended September 30, 2018

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$113,739	$31,019	$62,303	$(51,218)	$155,843
Charge for stock compensation	—	—	—	2,915	2,915
Depreciation and amortization	14,787	7,878	7,968	26,219	56,852
(Gain) loss on disposal of assets	(4)	13	8	3,203	3,220
Contingent purchase price	388	—	19	—	407
Cash-settled stock award variance	—	—	—	(1,692)	(1,692)
Pre-opening and significant transaction costs	—	—	—	5,187	5,187
Income (loss) from unconsolidated affiliates	—	—	6,191	(495)	5,696
Non-operating items for Kansas JV	—	—	1,271	—	1,271
Adjusted EBITDA	$128,910	$38,910	$77,760	$(15,881)	$229,699

Three Months Ended September 30, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$106,575	$4,772	$60,005	$(27,689)	$143,663
Charge for stock compensation	—	—	—	1,853	1,853
Provision for loan loss to the JIVDC and impairment losses	—	21,111	—	3,206	24,317
Depreciation and amortization	19,661	9,224	9,560	28,038	66,483
(Gain) loss on disposal of assets	(72)	(61)	56	173	96
Contingent purchase price	1,480	—	(44)	(22,152)	(20,716)
Cash-settled stock award variance	—	—	—	1,583	1,583
Pre-opening and significant transaction costs	—	—	—	1,848	1,848
Income from unconsolidated affiliates	—	—	5,157	(376)	4,781
Non-operating items for Kansas JV	—	—	1,310	—	1,310
Adjusted EBITDA	$127,644	$35,046	$76,044	$(13,516)	$225,218

Nine Months Ended September 30, 2018

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$351,176	$122,257	$191,466	$(155,167)	$509,732
Charge for stock compensation	—	—	—	8,847	8,847
Recovery for loan loss and unfunded loan commitments to the JIVDC and impairment losses	—	(16,985)	—	618	(16,367)
Insurance recoveries	—	(68)	—	—	(68)
Depreciation and amortization	44,870	25,431	24,466	81,034	175,801
Loss (gain) on disposal of assets	6	(27)	52	3,192	3,223
Contingent purchase price	1,792	—	(49)	—	1,743
Cash-settled stock award variance	—	—	—	(1,354)	(1,354)
Pre-opening and significant transaction costs	—	—	—	17,159	17,159
Income (loss) from unconsolidated affiliates	—	—	18,144	(1,353)	16,791
Non-operating items for Kansas JV	—	—	3,844	—	3,844
Adjusted EBITDA	$397,844	$130,608	$237,923	$(47,024)	$719,351

Nine Months Ended September 30, 2017

	Northeast	South/West	Midwest	Other	Total
Income (loss) from operations	$317,327	$51,952	$180,818	$(131,158)	$418,939
Charge for stock compensation	—	—	—	5,827	5,827
Provisions for loan loss to the JIVDC and impairment losses	—	26,747	—	3,205	29,952
Depreciation and amortization	64,207	27,795	28,739	84,947	205,688
(Gain) loss on disposal of assets	(102)	(58)	85	178	103
Contingent purchase price	2,662	—	(19)	(19,437)	(16,794)
Cash-settled stock award variance	—	—	—	12,839	12,839
Pre-opening and significant transaction costs	—	—	—	4,593	4,593
Income (loss) from unconsolidated affiliates	—	—	15,447	(1,097)	14,350
Non-operating items for Kansas JV	—	—	4,570	—	4,570
Adjusted EBITDA	$384,094	$106,436	$229,640	$(40,103)	$680,067

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues
Gaming (1)	$646,335	$691,028	$1,965,923	$2,033,263
Food, beverage, hotel and other (1)	138,769	153,833	403,402	453,722
Management service and licensing fees	637	3,550	6,043	8,809
Reimbursable management costs (1)	3,910	6,679	57,281	19,824
Revenues	789,651	855,090	2,432,649	2,515,618
Less promotional allowances (1)	—	(48,843)	—	(136,684)
Net revenues	789,651	806,247	2,432,649	2,378,934

Operating expenses
Gaming (1)	351,995	350,847	1,043,205	1,028,056
Food, beverage, hotel and other (1)	95,967	107,057	284,059	313,363
General and administrative	125,084	107,201	379,006	363,112
Depreciation and amortization	56,852	66,483	175,801	205,688
Reimbursable management costs (1)	3,910	6,679	57,281	19,824
Provision (recovery) for loan loss and unfunded loan commitments to the JIVDC and impairment losses	—	24,317	(16,367)	29,952
Insurance recoveries	—	—	(68)	—
Total operating expenses	633,808	662,584	1,922,917	1,959,995
Income from operations	155,843	143,663	509,732	418,939

Other income (expenses)
Interest expense	(114,844)	(118,236)	(346,457)	(350,000)
Interest income	246	304	736	3,185
Income from unconsolidated affiliates	5,696	4,781	16,791	14,350
Loss on early extinguishment of debt	(311)	—	(3,772)	(23,390)
Other	(1,435)	(236)	(1,479)	(2,202)
Total other expenses	(110,648)	(113,387)	(334,181)	(358,057)

Income from operations before income taxes	45,195	30,276	175,551	60,882
Income tax provision (benefit)	9,070	(759,064)	40,001	(750,641)
Net income	$36,125	$789,340	$135,550	$811,523

Earnings per common share:
Basic earnings per common share	$0.39	$8.68	$1.48	$8.93
Diluted earnings per common share	$0.38	$8.43	$1.43	$8.74

Weighted-average common shares outstanding:
Basic	91,948	90,913	91,538	90,865
Diluted	95,334	93,589	95,015	92,903

(1)         Penn National adopted Accounting Standards Codification (ASC) No. 606 “Revenue from Contracts with Customers” on January 1, 2018 using the modified retrospective method which impacts the comparability of these line items.  See the following page of this release for further details.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental information

(in thousands) (unaudited)

2018 Impact of Adopting New Revenue Standard

	Three Month Period Ended September 30, 2018 As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher / (Lower)	Nine Month Period Ended September 30, 2018 As Reported	Balances Without Adoption of ASC 606	Effect of Change Higher / (Lower)

Revenues
Gaming (1), (2)	$646,335	$688,991	$(42,656)	$1,965,923	$2,075,660	$(109,737)
Food, beverage, hotel and other (2), (4)	138,769	151,834	(13,065)	403,402	458,285	(54,883)
Management service and license fees	637	637	—	6,043	6,043	—
Reimbursable management costs (3)	3,910	—	3,910	57,281	10,459	46,822
Revenues	789,651	841,462	(51,811)	2,432,649	2,550,447	(117,798)
Less: promotional allowances (2)	—	(47,538)	47,538	—	(139,691)	139,691
Net revenues	789,651	793,924	(4,273)	2,432,649	2,410,756	21,893

Operating expenses
Gaming (1)	351,995	351,898	97	1,043,205	1,041,672	1,533
Food, beverage, hotel and other (4)	95,967	104,290	(8,323)	284,059	311,208	(27,149)
General and administrative	125,084	125,084	—	379,006	379,006	—
Reimbursable management costs (3)	3,910	—	3,910	57,281	10,459	46,822
Depreciation and amortization	56,852	56,852	—	175,801	175,801	—
Impairment losses	—	—	—	(16,367)	(16,367)	—
Insurance recoveries	—	—	—	(68)	(68)	—
Total operating expenses	633,808	638,124	(4,316)	1,922,917	1,901,711	21,206
Income from operations	155,843	155,800	43	509,732	509,045	687

(1)   The new revenue standard changed the accounting for loyalty rewards earned by our customers. The Company is now required to defer revenue at the estimated standalone selling price of the loyalty rewards as they are earned by our customers and recognize revenue when the rewards are redeemed.  Prior to the adoption of the new revenue standard, the estimated liability for unredeemed rewards was accrued based on the estimated costs of the service or merchandise to be provided.

(2)   The new revenue standard changed the accounting for promotional allowances.  The Company is no longer permitted to report revenue for goods and services provided to customers for free as an inducement to gamble as gross revenue with a corresponding reduction in promotional allowances to arrive at net revenues (discretionary comps).  The new revenue standard requires complimentaries related to an inducement to gamble to be recorded as a reduction to gaming revenues, and as such promotional allowances are no longer netted on our condensed consolidated statements of income. In addition, the new revenue standard changed the accounting for promotional allowances with respect to non-discretionary complimentaries (i.e. a customer’s redemption of loyalty points).  Under the new revenue standard, the Company is no longer permitted to report revenue for goods and services provided to a customer resulting from loyalty reward redemptions with a corresponding reduction in promotional allowances to arrive at net revenue.  As such, promotional allowances related to a customer’s redemption of loyalty rewards is no longer netted on our condensed consolidated statements of income.

(3)   The new revenue standard changed the accounting for reimbursable costs associated with our management service contract for Casino Rama.  Under the new revenue standard, reimbursable costs, which primarily consist of payroll costs, must be recognized as revenue on a gross basis, with an offsetting amount charged to reimbursable management costs within operating expenses.  Prior to the adoption of the new revenue standard, we recorded these reimbursable amounts on a net basis, and as such they were not recorded in revenues or operating expenses.

(4)   The new revenue standard changed the accounting for racing revenues.  Under the new revenue standard, we are not the controlling entity to the arrangement(s), but rather function as an agent to the pari-mutuel pool.  As such, fees and obligations related to the Company’s share of purse funding requirements, simulcasting fees, tote fees, certain pari-mutuel taxes and other fees directly related to our racing operations must be reported on a net basis and included as a deduction to food, beverage, hotel and other revenue. Prior to the adoption of the new revenue standard, we recorded these fees and obligations in food, beverage, hotel and other expense.

	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017

Cash and cash equivalents	$244,548	$201,085	$217,997	$277,953	$264,907

Bank debt	$549,104	$567,350	$688,251	$730,788	$798,608
Notes	399,312	399,291	399,270	399,249	399,229
Other long term obligations (1)	104,554	111,814	112,124	120,200	120,855
Total Traditional debt	$1,052,970	$1,078,455	$1,199,645	$1,250,237	$1,318,692

Traditional net debt	$808,422	$877,370	$981,648	$972,284	$1,053,785

(1)         Other long-term obligations at September 30, 2018 include $91.3 million for the present value of the relocation fees due for both Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, and $13.2 million related to our repayment obligation on a hotel and event center located near Hollywood Casino Lawrenceburg.

The Company’s definition of adjusted EBITDA adds back our share of the impact of non-operating items (such as depreciation and amortization) at our joint ventures that have gaming operations. At this time, Kansas Entertainment, the operator of Hollywood Casino at Kansas Speedway, is Penn National’s only joint venture that meets this definition.  Kansas Entertainment does not currently have, nor has it ever had, any indebtedness. The table below presents cash flow distributions we have received from this investment for the three and nine months ended September 30, 2018 and 2017.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Cash flow distributions	$8,250	$8,200	$21,550	$21,200

The table below summarizes certain cash expenditures incurred by the Company during the periods presented in this earnings release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Master Lease rental payments	$115,240	$114,489	$347,030	$340,907
Cash income tax payments /(refunds)	17,282	(15,793)	23,788	(21,452)
Cash interest expense on traditional debt	20,438	22,927	50,893	47,429
Maintenance capital expenditures	23,516	18,344	54,813	46,631

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Supplemental Future Segment Information — Operations

Effective in the fourth quarter, Penn will report net revenues, adjusted EBITDA and income from operations in the following four operating segments in addition to our Other category:

(1)         The Northeast reportable segment will consist of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course,  Hollywood Casino Toledo, Hollywood Casino Columbus, Hollywood Gaming at Dayton Raceway, Hollywood Gaming at Mahoning Valley Race Course, Plainridge Park Casino, Hollywood Casino Lawrenceburg, Ameristar East Chicago and Meadows.  It also included the Company’s Casino Rama management service contract which ended on July 18, 2018.

(2)         The Midwest reportable segment will consist of the following properties: Hollywood Casino Aurora, Hollywood Casino Joliet, Argosy Casino Alton, Argosy Casino Riverside, Hollywood Casino St. Louis, Prairie State Gaming, River City, Ameristar Council Bluffs, and includes the Company’s 50% investment in Kansas Entertainment, which owns the Hollywood Casino at Kansas Speedway.

(3)         The West reportable segment will consist of the following properties:  Zia Park Casino, Tropicana Las Vegas, the M Resort, Ameristar Black Hawk and Cactus Petes and Horseshu.  It also included a management service contract with the JIVDC, which terminated at the end of May 2018.

(4)         The South reportable segment will consist of the following properties:  Hollywood Casino Tunica, Hollywood Casino Gulf Coast, Boomtown Biloxi, 1st Jackpot Casino Tunica, Resorts Casino Tunica, Ameristar Vicksburg, Boomtown Bossier City, Boomtown New Orleans, L’Auberge Baton Rouge, and L’Auberge Lake Charles.

(5)         The Other category will consist of the Company’s standalone racing operations, namely Sanford-Orlando Kennel Club, and the Company’s joint venture interests in Sam Houston Race Park, Valley Race Park, and Freehold Raceway. If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of the Company’s regional executives and reported in their respective reportable segment.  The Other category also includes Penn Interactive Ventures, the Company’s interactive division which represents Penn National’s social gaming initiatives, including Rocket Speed, Inc.  The Other category will also include revenues from a live and televised poker tournament series that operates under the trade name Heartland Poker Tour (“HPT”) and management of Retama Park Racetrack. Corporate expenses represent payroll, professional fees, travel expenses and other general and administrative expenses not directly related to our casino and hotel operations. Corporate expenses that are directly attributable to a property are allocated to each applicable property. Other includes expenses relating to the operation of HPT and management of Retama Park Racetrack.

Share Repurchase Program

Reflecting the repurchase of 1,264,149 common shares for $24,770,470 in the twelve month period ended December 31, 2017, Penn National has the authority to repurchase up to an additional $75.2 million of its common shares by February 2019.

Non-GAAP Measures

In addition to GAAP financial measures, adjusted EBITDA, adjusted EBITDAR, adjusted EBITDA after Master Lease payments and adjusted EBITDA after Lease payments are used by management as important measures of the Company’s operating performance.

We define adjusted EBITDA as earnings before interest, taxes, stock compensation, debt extinguishment and financing charges, impairment charges, insurance recoveries and deductible charges, depreciation and amortization, changes in the estimated fair value of our contingent purchase price obligations, gain or loss on disposal of assets, the difference between budget and actual expense for cash-settled stock-based awards, preopening and significant transaction costs and other income or expenses. Adjusted EBITDA is also inclusive of income or loss from unconsolidated affiliates, with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas Entertainment. Adjusted EBITDA excludes payments associated with our Master Lease agreement with GLPI as the transaction was accounted for as a financing obligation.  Adjusted EBITDAR is adjusted EBITDA excluding rent expense associated with the Meadows Lease agreement with GLPI.

During the first quarter of 2018, we changed the definition of Adjusted EBITDA to exclude preopening costs, significant transaction costs and the variance between our budgeted and actual costs incurred on cash-settled stock based awards which are required to be marked to market each reporting period.  We determined to exclude preopening costs and significant transaction costs to more closely align the Company’s calculation of Adjusted EBITDA with our competitors.  Preopening costs and significant transaction costs are also excluded from adjusted EBITDA for bonus calculation purposes.  We have excluded the favorable or unfavorable difference between the budgeted expense and actual expense for our cash-settled stock-based awards as it is non-operational in nature. Additionally, this variance is excluded from adjusted EBITDA for bonus calculation purposes. In connection with the change to the definition of Adjusted EBITDA, we reclassified our prior period results to conform to the current period presentation.

Adjusted EBITDA and adjusted EBITDAR have economic substance because they are used by management as performance measures to analyze the performance of our business, and is especially relevant in evaluating large, long lived casino projects because they provide a perspective on the current effects of operating decisions separated from the substantial non-operational depreciation charges and financing costs of such projects. We also present adjusted EBITDA and adjusted EBITDAR because they are used by some investors and creditors as an indicator of the strength and performance of ongoing business operations, including our ability to service debt, fund capital expenditures, acquisitions and operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value companies within our industry. In addition, gaming companies have historically reported adjusted EBITDA and adjusted EBITDAR as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including us, have historically excluded from their adjusted EBITDA and adjusted EBITDAR calculations certain corporate expenses that do not relate to the management of specific casino properties. However, adjusted EBITDA and adjusted EBITDAR are not measures of performance or liquidity calculated in accordance with GAAP. Adjusted EBITDA and adjusted EBITDAR information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry, is used in the valuation of gaming companies, and that it is considered by many to be a key indicator of the Company’s operating results. Management uses adjusted EBITDA and adjusted EBITDAR as important measures of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA and adjusted EBITDAR should not be construed as alternatives to operating income, as indicators of the Company’s operating performance, as alternatives to cash flows from operating activities, as measures of liquidity, or as any other measures of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA and adjusted EBITDAR. It should also be noted that other gaming companies that report adjusted EBITDA and adjusted EBITDAR information may calculate adjusted EBITDA and adjusted EBITDAR in a different manner than the Company and therefore, comparability may be limited.

Adjusted EBITDA after Master Lease payments and adjusted EBITDA after Lease payments are measures we believe provide useful information to investors because they are indicators of the performance of ongoing business operations after incorporating the cash flow impact of Master Lease and the Meadows Lease payments to GLPI. In addition, adjusted EBITDA after Master Lease payments is the metric that our executive management team is measured against for incentive based compensation purposes.

A reconciliation of the Company’s net income (loss) per GAAP to adjusted EBITDA and adjusted EBITDAR, as well as the Company’s income (loss) from operations per GAAP to adjusted EBITDA and adjusted EBITDAR, is included above. Additionally, a reconciliation of each segment’s income (loss) from operations to adjusted EBITDA and adjusted EBITDAR is also included above. On a segment level, income (loss) from operations per GAAP, rather than net income (loss) per GAAP is reconciled to adjusted EBITDA and adjusted EBITDAR due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment by segment basis. Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 9:00 am ET today, both of which are open to the general public.  The conference call number is 303/223-0120. Please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com.  Please allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com, in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. Reflecting the recent completion of the Pinnacle Entertainment transaction, the Company now operates 40 facilities in 18 jurisdictions. In total, Penn National facilities feature approximately 49,000 gaming machines, 1,200 table games and approximately 8,000 hotel rooms. The Company also offers social online gaming through its Penn Interactive Ventures division and has leading customer loyalty programs with over five million active customers.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties.  Specifically, forward-looking statements may include, among others, statements concerning: our expectations of future results of operations and financial condition;  expectations for our properties or our development projects; the timing, cost and expected impact of planned capital expenditures on our results of operations; our expectations with regard to the impact of competition; our expectations with regard to acquisitions and development opportunities, as well as the integration of any companies we have acquired or may acquire; the outcome and financial impact of the litigation in which we are or will be periodically involved; the actions of regulatory, legislative, executive or judicial decisions at the federal, state or local level with regard to our business and the impact of any such actions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; our expectations relative to margin improvement initiatives; our expectations regarding economic and consumer conditions; and our expectations for the continued availability and cost of capital.  As a result, actual results may vary materially from expectations.  Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: the assumptions included in our financial guidance; the ability of our operating teams to drive revenue and margins; the impact of significant competition from other gaming and entertainment operations; our ability to obtain timely regulatory approvals required to own, develop and/or operate our facilities, or other delays, approvals or impediments to completing our planned acquisitions or projects, construction factors, including delays, and increased costs; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do or seek to do business (such as a smoking ban at any of our facilities or the award of additional gaming licenses proximate to our facilities); the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the rapid emergence of new competitors (traditional, internet, social, sweepstakes based and VGTs in bars and truck stops); increases in the effective rate of taxation for any of our operations or at the corporate level; our ability to identify attractive acquisition and development opportunities (especially in new business lines) and to agree to terms with, and maintain good relationships with partners/municipalities for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our ability to maintain market share in established markets and to continue to ramp up operations at our recently opened facilities; our expectations for the continued availability and cost of capital; the impact of weather; changes in accounting standards; the risk of failing to maintain the integrity of our information technology infrastructure and safeguard our business, employee and customer data; factors which may cause the Company to curtail or suspend the share repurchase program;  with respect to our Plainridge Park Casino in Massachusetts, the ultimate location and timing of the other gaming facilities in the state and the region; with respect to our interactive gaming endeavors, risks related to the commencement of real money online gaming in the state of Pennsylvania, significant competition in the social gaming industry, employee retention, cyber-security, data privacy, intellectual property and legal and regulatory challenges, as well as our ability to successfully develop innovative products that attract and retain a significant number of players in order to grow our revenues and earnings; with respect to Illinois Gaming Investors, LLC, d/b/a Prairie State Gaming, risks relating to potential changes in the VGT laws, our ability to successfully compete in the VGT market, our ability to retain existing customers and secure new customers, risks relating to municipal authorization of VGT operations and the implementation and the ultimate success of the products and services being offered; with respect to our proposed Pennsylvania casinos in York and Berks or Lancaster Counties, risks relating to construction, including the receipt of all requisite approvals, and our ability to achieve our expected budget, timeline and investment returns, including the ultimate location of other gaming facilities in the state; risks related to the integration of Pinnacle Entertainment, Inc., potential adverse reactions or changes to business or employee relationships, including those resulting from the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the two companies; and risks associated with increased leverage from the transaction; with respect to our pending acquisition of the Margaritaville operations, the possibility that the proposed transaction does not close when expected or at all because required regulatory or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; potential litigation challenging the transaction; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or issues arising from, the integration of the companies and our ability to realize potential synergies or projected financial results; with respect to our sports betting operations, risks relating to entering into a new line of business, including our ability to establish relationships with key partners or vendors and generate sufficient returns on investment, as well as risks relating to potential legislation in various jurisdictions; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur.

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